Exhibit 10.1

AMENDMENT AGREEMENT NO. 2 AND WAIVER

to that certain

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDMENT AGREEMENT NO. 2 AND WAIVER TO THAT CERTAIN AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) dated as of September 27, 2011, among (a) HARRIS INTERACTIVE INC. (the “Borrower”), (b) JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”) for itself and the other lenders (the “Lenders”) who are or may become party to the Amended and Restated Credit Agreement dated as of June 30, 2010 (as amended, restated, supplemented or otherwise modified, and in effect from time to time, the “Credit Agreement”) among the Borrower, the Administrative Agent, the Lenders and the Issuing Bank; and (c) the Lenders signatory hereto.

WHEREAS, the Borrower has informed the Lenders and the Administrative Agent that it has failed to comply with the covenants set forth in Section 6.9 (a) and (b) of the Credit Agreement for the Measurement Period ended June 30, 2011, and has requested the Lenders and Administrative Agent to waive the Defaults and Events of Default resulting from such noncompliance (the “Specified Events of Default”);

WHEREAS, the Lenders and the Administrative Agent are willing to waive the Specified Events of Default subject to the terms and conditions hereof;

WHEREAS, the Borrower, Lenders and the Administrative Agent have agreed to amend certain provisions of the Credit Agreement as more fully provided herein

NOW, THEREFORE, in consideration of the mutual agreements contained in the Credit Agreement, herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. Capitalized terms used but not defined herein shall have the same meanings herein as in the Credit Agreement.

Section 2. Amendments to the Credit Agreement.

(a) Section 1.1 of the Credit Agreement is hereby amended by inserting the following definitions in the correct alphabetical order:

“Account” has the meaning assigned to such term in the UCC.

“Account Debtor” has the meaning assigned to such term in the UCC.

“Amendment No. 2 Effective Date” means September 27, 2011.

“Availability” means the lesser of (a) $2,000,000, or (b) the Borrowing Base.

“Borrowing Base” means, at any time, the sum of (a) Domestic Accounts, plus (b) Unbilled Accounts, minus (c) Customer Deposits.

“Borrowing Base Certificate” means a certificate certifying calculations of the Borrowing Base, signed and certified as accurate and complete by a Financial Officer of the Borrower, in a form which is acceptable to the Administrative Agent in its sole discretion.

“Customer Deposits” means any amount labeled as “Customer Deposit” for the Borrower’s U.S. operations as shown on the Borrower’s monthly financial statements, prepared in accordance with generally accepted accounting principles, as provided to the Administrative Agent.

“Domestic Accounts” means any amount labeled as “Accounts Receivable” for the Borrower’s U.S. operations as shown on the Borrower’s monthly financial statements, prepared in accordance with generally accepted accounting principles, as provided to the Administrative Agent.

“Unbilled Accounts” means any amount labeled as “Unbilled Receivables” for the Borrower’s U.S. operations as shown on the Borrower’s monthly financial statements, prepared in accordance with generally accepted accounting principles, as provided to the Administrative Agent.

(b) Section 1.1 of the Credit Agreement is hereby amended by amending the following definitions as described below:

(i) The definition of “Applicable Rate” is amended by adding the following sentence to the end of such definition:

“Notwithstanding the foregoing, for the period beginning on the Amendment No. 2 Effective Date and ending March 31, 2012, the “Eurodollar Applicable Rate” shall be 5.50% and the “ABR Applicable Rate” shall be 4.50%.”

(ii) The definition of “Consolidated Adjusted EBITDA” is amended by amending and restating such definition in its entirety as follows:

“Consolidated Adjusted EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following to the extent deducted in calculating such Consolidated Net Income and without duplication: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes payable, (iii) depreciation and amortization expense, (iv) non-cash equity compensation expense accounted for under the Financial Accounting Standards Board guidance for stock based compensation, (v) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Borrower and its Subsidiaries for such Measurement Period), (vi) for the fiscal quarter ended June 30, 2010, “Restructuring and other charges” as reflected in Borrower’s financial statements actually incurred and paid or payable in cash (“cash restructuring charges”) in an amount of $622,824, (vii) for the fiscal quarter ended September 30, 2010, cash restructuring charges actually incurred and paid or payable in cash prior to June 30, 2010 in an amount of $474,790, (viii) for the fiscal quarter ended December 31, 2010, cash restructuring charges actually incurred and paid or payable in cash prior to June 30, 2010 in an amount of $91,604, (ix) identified restructuring and other charges as detailed in the Borrower’s financial model dated as of September 22, 2011 delivered to the Administrative Agent (“Identified Charges”), and incurred in the relevant period, in the aggregate amount not to exceed (A) $679,000 for the fiscal quarter ended December 31, 2010, (B) $448,000 for the fiscal quarter ended March 31, 2011, (C) $4,266,000 for the fiscal quarter ended June 30, 2011, and (D) $7,284,000 for the fiscal quarter ended September 30, 2011, and (x) the non-cash loss on extinguishment related to payment of “Obligations” under the Existing Credit Agreement, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits, and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries for such Measurement Period).”

(c) Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Revolving Loans: Subject to the terms and conditions set forth herein, each Revolving Credit Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Revolving Credit Lender’s Revolving Credit Exposure exceeding such Revolving Credit Lender’s Revolving Credit Commitment or (ii) the sum of the total Revolving Credit Exposures exceeding the total Revolving Credit Commitments; provided, that, after the Amendment No. 2 Effective Date until the delivery of a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, the sum of the total Revolving Credit Exposures shall not exceed Availability. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.”

(d) Section 2.5(b) of the Credit Agreement is hereby amended by amending and restating clause (ii) of the last sentence of Section 2.5(b) of the Credit Agreement as follows:

“(ii) the sum of the total Revolving Credit Exposures shall not exceed the lesser of (a) the total Revolving Credit Commitments or (b) from the Amendment No. 2 Effective Date until delivery of a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, Availability.”

(e) Section 2.10(b)(iii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(iii) From the Amendment No. 2 Effective Date until the delivery of a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, in the event and on such occasion that the total Revolving Credit Exposure exceeds the lesser of (A) the aggregate Revolving Credit Commitment or (B) the Borrowing Base, the Borrower shall prepay the Revolving Loans and/or LC Exposure in an aggregate amount equal to such excess.”

(f) Section 5.1 of the Credit Agreement is hereby amended by (i) deleting “and” at the end of clause (g) thereto, (ii) replacing the “.” at the end of clause (h) with “; and”, and (iii) adding the following clause (i) to such Section:

“(i) From the Amendment No. 2 Effective Date until the delivery of a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, as soon as available but in any event within 14 days of the end of each calendar month, and at such other times as may be requested by the Administrative Agent, as of the period then ended, a Borrowing Base Certificate and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Administrative Agent may reasonably request.”

(g) Section 6.4 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“SECTION 6.4 Investments, Loans, Advances, Guarantees and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (any such purchase, investment or acquisition, an “Investment”), except:

(a)	Permitted Investments;

(b)	Investments by the Borrower in the capital stock of (i) any Loan Party and (ii) any Subsidiary that is not a Loan Party to the extent permitted under Section 6.1(c)(v);
(c)	Investments in Indebtedness permitted under Section 6.1(c);
(d)	Guarantees constituting Indebtedness permitted by Section 6.1;
(e)	Investments in the China Investment, in an amount not to exceed $750,000 in any fiscal year; and
(f)	Investments constituting Guarantees by the Borrower of intercompany loans made between Foreign Subsidiaries in an amount not to exceed $3,000,000 in any fiscal year.”

(h) Section 6.9 of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) “Consolidated Total Leverage Ratio. The Borrower will not permit the Consolidated Total Leverage Ratio as of the end of any Measurement Period of the Borrower to be greater than the applicable ratio set forth in the following table for the applicable period set forth opposite thereto:

Applicable Ratio	Applicable Period
2.90 to 1.00	Measurement Period ending September 30, 2010
2.90 to 1.00	Measurement Period ending December 31, 2010
2.70 to 1.00	Measurement Period ending March 31, 2011
2.50 to 1.00	Measurement Period ending June 30, 2011 and the Measurement Period ending on the last day of each fiscal quarter thereafter provided, that, for the Measurement Periods ending September 30, 2011, December 31, 2011 and March 31, 2012, the Borrower shall not be required to comply with this Section 6.9(a). For the avoidance of doubt, for the Measurement Periods ending June 30, 2012 and for each Measurement Period thereafter, the Borrower shall be required to comply with the Consolidated Total Leverage Ratio covenant set forth in this Section.

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as of the end of any Measurement Period of the Borrower to be less than 3.00 to 1.00; provided, that, for the Measurement Periods ending September 30, 2011, December 31, 2011 and March 31, 2012, the Borrower shall not be required to comply with this Section 6.9(b) For the avoidance of doubt, for the Measurement Periods ending June 30, 2012 and for each Measurement Period thereafter, the Borrower shall be required to comply with the Consolidated Interest Coverage Ratio covenant set forth in this Section.

(c) Minimum Cash Balance. The Borrower will not permit the minimum Cash Balance at any time to be less than the greater of (1) $5,000,000 or (2) 1.2 times the sum of the Outstanding Amount of the Revolving Loans and the Outstanding Amount of LC Exposure at such time; provided, that, after the Amendment No. 2 Effective Date until the later of (i) June 30, 2012, and (ii) the Borrower delivers a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, the Borrower will not permit the minimum Cash Balance at any time to be less than $7,000,000, with $1,000,000 in such cash to be deposited in domestic deposit accounts at JPMorgan Chase Bank, N.A. For the avoidance of doubt, after the later of (x) June 30, 2012, and (y) delivery of a Compliance Certificate evidencing that trailing four quarter Consolidated Adjusted EBITDA exceeds $5,000,000 for any Measurement Period ending on or after December 31, 2011, the minimum Cash Balance limit shall revert back to the limit set forth before the proviso in the first sentence of this Section 6.9(c).

(d) Minimum Consolidated Adjusted EBITDA. The Borrower will not permit the trailing four quarter Consolidated Adjusted EBITDA as of the end of any Measurement Period of the Borrower identified in the following table to be less than the amount set forth in the following table for the applicable period set forth opposite thereto:

Minimum Consolidated Adjusted EBITDA	Applicable Period
$4,548,000	Measurement Period ending September 30, 2011
$3,817,000	Measurement Period ending December 31, 2011
$4,424,000	Measurement Period ending March 31, 2012

(e) Maximum Quarterly Cash Payment. The Borrower will not permit the amount of cash paid in any fiscal quarter by the Borrower and its Subsidiaries for Identified Charges to exceed the amount set forth in the following table for the applicable period set forth opposite thereto:

Maximum Quarterly Cash Restructuring Charges	Applicable Period
$1,372,000	Fiscal quarter ending September 30, 2011
$1,993,000	Fiscal quarter ending December 31, 2011
$805,000	Fiscal quarter ending March 31, 2012
$679,000	Fiscal quarter ending June 30, 2012

Section 3. Limited Waiver. Effective as of June 30, 2011, upon satisfaction of the conditions precedent set forth in Section 5 hereof, and in reliance upon the representations and warranties of the Loan Parties set forth in the Credit Agreement and in this Amendment, the Administrative Agent and the Lenders hereby waive the Specified Events of Default. The foregoing waiver shall only apply to the Specified Events of

Default. The waiver shall not extend to or affect any other obligations of any of the Loan Parties or their respective Subsidiaries contained in the Credit Agreement or any other Loan Documents and shall not impair or prejudice any rights consequent thereon. Except to the extent of the aforementioned waiver, the Administrative Agent and each of the Lenders hereby expressly reserves all of its rights and remedies under the Credit Agreement, the other related Loan Documents and applicable law in respect of any and all Defaults or Events of Default under the Credit Agreement and the related Loan Documents now existing or hereafter arising. Failure of the Administrative Agent or any Lender to exercise any right or remedy shall not constitute a waiver of that or any other right or remedy.

Section 4. Affirmation and Acknowledgment of the Borrower. The Borrower hereby ratifies and confirms all of its Obligations (as such term is amended hereby) to the Lenders, Issuing Bank and the Administrative Agent, including, without limitation, the Loans, and the Borrower hereby affirms its absolute and unconditional promise to pay to the Lenders, the Issuing Bank and the Administrative Agent the Loans and all other amounts due under the Credit Agreement as amended hereby. The Borrower hereby confirms that the Obligations are secured pursuant to the Collateral Documents and pursuant to all other instruments and documents executed and delivered by the Borrower as security for the Obligations; provided however that the Banking Services Obligations are not secured by the foreign law governed pledge agreements entered into by any Loan Party with respect to the pledge of stock of such Loan Party’s Foreign Subsidiary.

Section 5. Conditions to Effectiveness. This Amendment shall become effective subject to:

(a) the receipt by the Administrative Agent (or its counsel) from each of the Borrower, the Administrative Agent and the Lenders, of either (i) an original counterpart of this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has signed a counterpart of this Amendment;

(b) the receipt by the Administrative Agent (or its counsel) from each of the Loan Parties, of either (i) an original counterpart of the Loan Parties’ acknowledgment attached to this Amendment signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Amendment) that such party has signed a counterpart of the Loan Parties’ acknowledgement,

(c) the receipt by the Administrative Agent of a non-refundable restructuring fee in an amount equal to $80,000, and

(d) the receipt by Bingham McCutchen LLP of all reasonable legal fees and expenses as counsel to the Administrative Agent for which an invoice has been delivered to the Borrower.

Section 6. Miscellaneous Provisions.

(a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Credit Agreement shall remain the same. It is declared and agreed by each of the parties hereto that the Credit Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Credit Agreement shall be read and construed as one instrument.

(b) This Amendment shall be construed in accordance with and governed by the internal law of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations laws of the State of New York).

(c) This Amendment shall constitute a Loan Document under the Credit Agreement and all obligations included in this Amendment (including, without limitation, all obligations for the payment of principal, interest, fees and other amounts and expenses) shall constitute Obligations under the Credit Agreement and be secured by the Collateral Documents securing the Obligations other than the foreign law governed pledge agreements entered into by any Loan Party with respect to the pledge of stock of such Loan Party’s Foreign Subsidiary.

(d) Any failure by the Borrower or the Loan Parties to comply with any of the terms and conditions of this Amendment shall constitute an immediate Event of Default.

(e) This Amendment may be executed in any number of counterparts, each of which shall constitute an original, but all such counterparts shall together constitute but one contract. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought. Delivery of an executed counterpart of a signature page of this Amendment by telecopy or other electronic method of transmission shall be effective as delivery of a manually executed counterpart of this Amendment.

(f) The Borrower hereby agrees to pay to the Administrative Agent, on demand by the Administrative Agent, all reasonable out-of-pocket costs and expenses incurred or sustained by the Administrative Agent in connection with the preparation of this Amendment and any documentation executed in connection with this Amendment (including reasonable legal fees).

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

HARRIS INTERACTIVE INC.

By:	/s/ Eric W. Narowski
Eric W. Narowski
Interim Chief Financial Officer

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Thomas C. Strasenburgh
	Name:	Thomas C. Strasenburgh
	Title:	Vice President

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Thomas C. Strasenburgh
	Name:	Thomas C. Strasenburgh
	Title:	Vice President

Loan Parties’ Acknowledgement

Each of the undersigned Loan Parties hereby (a) acknowledges and consents to the foregoing Amendment and the Borrower’s execution thereof; (b) ratifies and confirms all of their respective obligations and liabilities under the Loan Documents to which any of them is a party and ratifies and confirms that such obligations and liabilities extend to and continue in effect with respect to, and continue to guarantee and secure, as applicable, the Obligations of each other Loan Party under the Loan Documents; (c) acknowledges and confirms that the liens and security interests granted pursuant to the Loan Documents are and continue to be valid and perfected first priority liens and security interests (subject only to Permitted Encumbrances) that secure all of the Obligations on and after the date hereof, provided however that the Banking Services Obligations are not secured by the foreign law governed pledge agreements entered into by any Loan Party with respect to the pledge of stock of such Loan Party’s Foreign Subsidiary; and (d) acknowledges, affirms and agrees that, as of the date hereof, such Loan Party does not have any defense, claim, cause of action, counterclaim, offset or right of recoupment of any kind or nature against any of their respective obligations, indebtedness or liabilities to the Administrative Agent, the Issuing Bank or any Lender.

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Loan Parties: HARRIS INTERACTIVE INTERNATIONAL INC. WIRTHLIN WORLDWIDE, LLC THE WIRTHLIN GROUP INTERNATIONAL, L.L.C. LOUIS HARRIS & ASSOCIATES, INC. HARRIS INTERACTIVE ASIA, LLC GSBC OHIO CORPORATION

By:	/s/ Eric W. Narowski
Eric W. Narowski
Interim Chief Financial Officer